Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,281,450	$174.79

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

April 2013 Pricing Supplement Registration Statement No. 333-180289 Dated April 30, 2013 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$1,281,450 PLUS Based on the Level of the TOPIX® Index due November 3, 2014

Performance Leveraged Upside SecuritiesSM

The PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, at maturity, if the level of the underlying index has depreciated, the investor will lose 1% for every 1% decline in the underlying index from the pricing date to the valuation date. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index. Investors may lose up to 100% of the stated principal amount of the PLUS. All payments on the PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	November 3, 2014, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	TOPIX® Index (Bloomberg symbol: “TPX”)
Aggregate principal amount:	$1,281,450
Payment at maturity:

•     If the final level is greater than or equal to the initial level:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final level is less than the initial level:

$10 x the index performance factor

This amount will be less than the stated principal amount of $10. You may lose all of your investment. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final level – initial level) / initial level
Initial level:	1,165.13, which was the official closing level of the underlying index on the pricing date
Final level:	The official closing level of the underlying index on the valuation date
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “TPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Valuation date:	October 29, 2014, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final level / initial level
Maximum payment at maturity:	$11.75 per PLUS (117.50% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	April 30, 2013
Original issue date:	May 3, 2013 (3 business days after the pricing date)
CUSIP:	40433X605
ISIN:	US40433X6058
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$1,281,450	$25,629	$1,255,821
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. See “Syndicate Information” on page 10 for further details.

(2)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

Investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

PLUS Based on the Level TOPIX® Index due November 3, 2014

Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Level of the TOPIX® Index due November 3, 2014 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index
▪	To enhance positive returns and potentially outperform the underlying index in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately 18 months
Leverage factor:	200%
Maximum payment at maturity:	$11.75 per PLUS (117.50% of the stated principal amount)
Minimum payment at maturity:	None. You may lose your entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

The PLUS offer 200% leveraged upside on the positive performance of the underlying index, subject to a maximum payment at maturity of $11.75 per PLUS (117.50% of the stated principal amount). However, if the level of the underlying index has decreased as of the valuation date, investors will lose 1% for every 1% that the level has decreased. Investors may lose up to 100% of the stated principal amount of the PLUS.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying index. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the securities included in the underlying index.
Upside Scenario	The level of the underlying index increases and, at maturity for each PLUS, we will pay the stated principal amount of $10 plus 200% of the index percent increase, subject to a maximum payment at maturity of $11.75 per PLUS (117.50% of the stated principal amount).
Par Scenario	The level of the underlying index does not change, at maturity for each PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The level of the underlying index declines, at maturity for each PLUS, we will pay less than the stated principal amount in an amount that is proportionate to the decline.

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How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%.
Maximum payment at maturity:	$11.75 per PLUS (117.50% of the stated principal amount).

PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final level is greater than the initial level, investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity of $11.75 per PLUS. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final level of 108.75% of the initial level.

▪	For example, if the underlying index appreciates 3%, investors would receive a 6% return, or $10.60 per PLUS.
▪	For example, if the underlying index appreciates 20%, investors would receive only the maximum payment at maturity of $11.75 per PLUS, or 117.50% of the stated principal amount.
▪	Par Scenario: If the final level is equal to the initial level, investors would receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario: If the final level is less than the initial level, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the level of the underlying index.
▪	For example, if the underlying index depreciates 20%, investors would lose 20% of their principal and receive only $8 per PLUS at maturity, or 80% of the stated principal amount.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the PLUS is not equivalent to investing directly in the underlying index or in any of the stocks comprising the index. You should understand the risks of investing in the PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to Indices” in the Equity index Underlying Supplement; and

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and to a lesser extent, foreign markets” in the Equity Index Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final level is less than the initial level, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the level of the underlying index, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the PLUS.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.75 per PLUS (117.50% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final level is over the initial level, because the payment at maturity will be limited to 117.50% of the stated principal amount for the PLUS, any increase in the final level over the initial level by more than 108.75% of the initial level will not further increase the return on the PLUS.
▪	Credit risk of HSBC USA Inc. The PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the TOPIX® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.
▪	Investing in the PLUS is not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component securities. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities comprising the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The Tokyo Stock Exchange, Inc., the publisher of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the publisher of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the PLUS.
▪	Certain built-in costs are likely to adversely affect the value of the PLUS prior to maturity. The original issue price of the PLUS includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the PLUS. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase PLUS from you in secondary market transactions, if at all, will likely be lower than the original issue price,

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and any sale prior to the stated maturity date could result in a substantial loss to you. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

▪	The amount payable on the PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then drops on the valuation date to at or below the initial level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to such drop. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the PLUS may be higher than the final level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.
▪	Risks associated with Non-U.S. companies. An investment in securities linked to the value of an index that tracks the common stocks of non-U.S. companies involves risks associated with Japan. The prices of such Japanese common stocks may be affected by political, economic, financial and social factors in the home country of each such company, including changes in Japan’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the PLUS. The foreign securities tracked by an index may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the underlying index and, as a result, the value of the PLUS.
▪	Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the PLUS. Time differences between the domestic and foreign markets may result in discrepancies between the level of the securities comprising the underlying index and the value of the PLUS. To the extent that U.S. markets are closed while Japanese markets remain open, significant price or rate movements of these securities may take place that will not be reflected immediately in the value of the PLUS. In addition, there may be periods when the Japanese markets are closed for trading, causing the level of the underlying index to remain unchanged for multiple trading days in New York City.
▪	The PLUS will not be adjusted for changes in exchange rates. Although the equity securities comprising the underlying index are traded in Japanese yen, and the PLUS are denominated in U.S. dollars, the underlying index and the amount payable on the PLUS at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the Japanese yen. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the value of the underlying index, and therefore the PLUS.
▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial level and will determine the final level, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final level in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity. Although the calculation agent has made all determinations and taken all action in relation to the PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your PLUS. The calculation agent is under no obligation to consider your interests as a holder of the PLUS in taking any actions, including the determination of the initial level, that might affect the value of your PLUS.
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the underlying index or the securities comprising the underlying index), including trading in the securities comprising the underlying index as well as in other instruments related to the

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underlying index. Some of our affiliates also trade the securities comprising the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level. Such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a PLUS, please see the discussion under “General Information—Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Information About the TOPIX® Index

The underlying index is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the underlying index began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The underlying index is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the underlying index.

For more information about the index, see “The TOPIX® Index” beginning on page S-46 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from April 30, 2008 through April 30, 2013. The official closing level for the underlying index on April 30, 2013 was 1,165.13. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

Historical Performance of the Underlying Index – Daily Official Closing Levels April 30, 2008 to April 30, 2013

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008*	3/31/2008	1,461.31	1,139.62	1,212.96
4/1/2008	6/30/2008	1,449.14	1,214.92	1,320.10
7/1/2008	9/30/2008	1,334.52	1,069.69	1,087.41
10/1/2008	12/31/2008	1,107.6	721.53	859.24
1/2/2009	3/31/2009	896.21	698.46	773.66
4/1/2009	6/30/2009	954.08	778.21	929.76
7/1/2009	9/30/2009	987.27	852.11	909.84
10/1/2009	12/31/2009	920.54	809.24	907.59
1/4/2010	3/31/2010	984.06	876.77	978.81
4/1/2010	6/30/2010	1,001.77	835.91	841.42
7/1/2010	9/30/2010	874.25	800.69	829.51
10/1/2010	12/31/2010	909.67	799.64	898.80
1/3/2011	3/31/2011	976.28	725.90	869.38
4/1/2011	6/30/2011	874.35	801.78	849.22
7/1/2011	9/30/2011	879.48	727.33	761.17
10/3/2011	12/30/2011	779.08	703.88	728.61
1/3/2012	3/30/2012	872.42	722.85	854.35
4/2/2012	6/29/2012	863.23	692.18	770.08
7/2/2012	9/28/2012	781.94	703.31	737.42
10/1/2012	12/31/2012	861.57	710.32	859.80
1/2/2013	3/29/2013	1,061.75	862.62	1,034.71
4/1/2013	4/30/2013*	1,176.36	862.62	1,165.13

* As of the information set forth above for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through April 30, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

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Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	40433X605
ISIN:	US40433X6058
Minimum ticketing size:	$1,000 / 100 PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each PLUS, and therefore significant aspects of the tax treatment of each PLUS is uncertain as to both the timing and character of any inclusion in income in respect of each PLUS. Under one approach, each PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each PLUS consistent with this approach. Pursuant to the terms of each PLUS, you agree to treat each PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the PLUS for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the underlying index or any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a PLUS is required to accrue income in respect of the PLUS prior to the receipt of payments under the PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the PLUS could be subject to U.S. withholding tax in respect of a PLUS. It is unclear whether any regulations or other guidance would apply to the PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the PLUS.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the PLUS.

For a further discussion of U.S. federal income tax consequences related to each PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the PLUS from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the PLUS and will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each PLUS they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the PLUS, but is under no obligation to do

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so and may discontinue any market-making activities at any time without notice. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.
Events of Default and Acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Validity of the PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the PLUS offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.
Where You Can Find More Information:

This pricing supplement relates to an offering of securities linked to the underlying index identified on the cover page. The purchaser of a PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of PLUS relates to the underlying index identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying index or any security comprising the underlying index or as to the suitability of an investment in the PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and Equity Index Underlying Supplement dated March 22, 2012. If the terms of the PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at .www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

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PLUS Based on the Level TOPIX® Index due November 3, 2014

Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1625	>$1MM and <$3MM
$9.9438	$0.1438	>$3MM and <$5MM
$9.9250	$0.1250	>$5MM

This document provides a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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